Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES ANNOUNCES ONGOING DIVIDEND POLICY AND $100

MILLION SHARE REPURCHASE PROGRAM

NASHVILLE, Tenn. (December 17, 2012) – Ryman Hospitality Properties, Inc. (NYSE: RHP) today announced that its Board of Directors has approved its dividend policy, pursuant to which the Company plans to pay a quarterly cash dividend to shareholders in an amount equal to at least 50% of Adjusted Funds from Operations (AFFO) or 100% of REIT taxable income, whichever is greater. The declaration, timing and amount of dividends will be determined by future Board action.

Ryman Hospitality Properties also announced today that its Board of Directors has authorized a share repurchase program for up to $100 million of the Company’s common stock using cash on hand and borrowings under its revolving credit line. The repurchases are intended to be implemented through open market transactions on U.S. exchanges or in privately negotiated transactions, in accordance with applicable securities laws, and any market purchases will be made during open trading window periods or pursuant to any applicable Rule 10b5-1 trading plans. The timing, prices, and sizes of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock.

“After thorough analysis and in consultation with our Board of Directors, we are putting in place a capital allocation policy that we believe is in the best interest of our shareholders and our business. As we look towards 2013 and our successful conversion to a real estate investment trust, we believe establishing a sustainable dividend policy and using additional capital to repurchase our shares represents the right strategic use of capital given our present trading multiple and hotel valuation,” said Colin Reed, chairman, CEO and president of Ryman Hospitality Properties. “These actions reflect the strength of our balance sheet and our continued confidence in the stability and cash flow generation capabilities of our business model, especially as we realize cost and revenue synergies from our transaction with Marriott. We are committed to a disciplined capital deployment strategy to create value for our shareholders through dividends, share repurchases, and when valuations are compelling, asset acquisitions.”

In addition, the Company announced today that it has called for redemption at par on January 17, 2013 all of its outstanding 6.75% senior notes due 2014, using its revolving credit line.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP), formerly known as Gaylord Entertainment Company, a leading hospitality and entertainment company based in Nashville Tennessee, is in the process of restructuring its assets and operations in order to elect to be taxed as a REIT for federal income tax purposes effective as of January 1, 2013, at which time, Ryman Hospitality Properties intends to specialize in group-oriented, destination hotel assets in urban and resort markets. Ryman Hospitality Properties’ owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International under the Gaylord Hotels brand. Other owned assets managed by Marriott International include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. Ryman Hospitality Properties also owns and operates a number of media and entertainment assets including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectation to elect REIT status and the effect of that election, future strategy and financial performance, the expected approach to making a regular quarterly cash dividend and the amount thereof, plans to engage in common stock share repurchase transactions and the timing and form thereof, the expectation of cost and revenue synergies under the Marriott management agreements for the Company’s hotels, and the redemption of the outstanding senior notes funded by borrowings under the Company’s revolving line of credit. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, business levels at the Company’s hotels, the Company’s ability to elect and qualify for REIT status and the timing and effect(s) of that election, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of operating costs and business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted Funds from Operations and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements and to refinance indebtedness. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com